                                                                  EXHIBIT 10.2.3



                                  [HONDA LOGO]

                                AUTOMOBILE DEALER
                                SALES AND SERVICE
                                    AGREEMENT









                         AMERICAN HONDA MOTOR CO., INC.

                                       A

         This is an agreement between the Honda Automobile Division, American Honda Motor Co., Inc. (American Honda) and ____________________________________
_____________________________ (Dealer), a(n) _______________ doing business as
________________________________________ ______________________________. By this agreement, which is made and entered into at _____________________, California, effective the _____ day of ______________________, 19____, American Honda gives to Dealer the nonexclusive right to sell and service Honda Products at the Dealership Location. It is the purpose of this Agreement, including the Honda Automobile Dealer Sales and Service Agreement Standard Provisions (Standard Provisions), which are incorporated herein by reference, to set forth the rights and obligations which Dealer will have as a retail seller of Honda Products. Achievement of the purposes of this Agreement is premised upon the mutual understanding and cooperation between American Honda and Dealer.
American Honda and Dealer have each entered into this Agreement in reliance on the integrity and ability and expressed intention of each to deal fairly with the consuming public and with each other.

         For consistency and clarity, terms which are used frequently in this Agreement have been defined in Article 12 of the Standard Provisions.

                                       B

         American Honda grants to Dealer the nonexclusive right to buy Honda Products and to identify itself as a Honda dealer at the Dealership Location. Dealer assumes the obligations specified in this Agreement and agrees to sell and service effectively Honda Products within Dealer's Primary Market Area and to maintain premises satisfactory to American Honda.

                                       C

         Dealer covenants and agrees that this Agreement is personal to Dealer, to the Dealer Owner, and to the Dealer Manager, and American Honda has entered into this Agreement based upon their particular qualifications and attributes and their continued ownership or participation in Dealership Operations. The parties therefore recognize that the ability of Dealer to perform this Agreement satisfactorily and the Agreement itself are both conditioned upon the continued active involvement in or ownership of Dealer by either:

         (1.) the following person(s) in the percentage(s) shown:

                                                                                                PERCENT OF
NAME                            ADDRESS                          TITLE                          OWNERSHIP


         (2.) __________________________________________________________________
              an individual personally owning an interest in Dealer of at least 25% and who has presented to American Honda a firm and binding contract giving to him the right and obligation of acquiring an ownership interest in Dealer in excess of 50% within five years of the commencement of Dealership Operations and being designated in that contract as Dealer operator.

                                        D

         Dealer represents, and American Honda enters into this Agreement in reliance upon the representation, that _________________________________________
______________ exercises the functions of Dealer Manager and is in complete charge of Dealership Operations with authority to make all decisions on behalf of Dealer with respect to Dealership Operations. Dealer agrees that there will be no change in Dealer Manager without the prior written approval of American Honda.

                                        E

         American Honda has approved the following premise as the location(s) for the display of Honda Trademarks and for Dealership Operations.

HONDA NEW VEHICLE
SALES SHOWROOM                                        PARTS AND SERVICE FACILITY







                                                            USED VEHICLE DISPLAY
SALES AND GENERAL OFFICES                                   AND SALES FACILITIES



                                       F

         There shall be no voluntary or involuntary change, direct or indirect, in the legal or beneficial ownership or executive power or responsibility of Dealer for the Dealership Operations, specified in Paragraphs C and D hereof, without the prior written approval of American Honda.

                                        G

         Dealer agrees to maintain, solely with respect to the Dealership
Operations, minimum net working capital of $               , minimum owner's
equity of  $    *                     , and flooring and a line or lines of
credit in the aggregate amount of $                with banks or financial
institutions approved by American Honda for use in connection with Dealer's purchases of and carrying of inventory of Honda Products, all of which American Honda and Dealer agree are required to enable Dealer to perform its obligations pursuant to this Agreement. If Dealer also carries on another business or sells other products, Dealer's total net working capital, owner's equity and lines of credit shall be increased by an appropriate amount.
* Long Term Debt, less Real Estate Mortgages, shall not exceed a ratio of 1:1 when compared to Effective Net Worth which is defined as Total Net Worth less Total Other Assets.

                                       H

         This Agreement is made for the period beginning
                               and ending                                   ,
unless sooner terminated. Continued dealings between American Honda and Dealer after the expiration of this Agreement shall not constitute a renewal of this Agreement for a term, but rather shall be on a day-to-day basis, unless a new agreement or a renewal of this Agreement is fully executed by both parties.

                                      I

         This Agreement may not be varied, modified or amended except by an instrument in writing, signed by duly authorized officers of the parties, referring specifically to this Agreement and the provision being modified, varied or amended.

                                       J

Neither this Agreement, nor any part thereof or interest therein, may be transferred or assigned by Dealer, directly or indirectly, voluntarily or by operation of law, without the prior written consent of American Honda.

__________________________________________________   By ________________________________________________
           (Corporate or Firm Name)                                         (Dealer)

AMERICAN HONDA MOTOR CO., INC.
HONDA AUTOMOBILE DIVISION                                       (Corporate Seal)



By ________________________________

                                  [HONDA LOGO]








                                AUTOMOBILE DEALER
                                SALES AND SERVICE
                                    AGREEMENT

                               STANDARD PROVISIONS

               HONDA AUTOMOBILE DEALER SALES AND SERVICE AGREEMENT
                               STANDARD PROVISIONS

                                TABLE OF CONTENTS

                                                                                                                 PAGE
1.   THE OBLIGATIONS OF AMERICAN HONDA .........................................................................   1

2.   SALE OF HONDA PRODUCTS TO DEALER ..........................................................................   3

3.   THE OBLIGATIONS OF DEALER .................................................................................   4

4.   WARRANTY ..................................................................................................   6

5.   ADVERTISING AND PROMOTIONAL PROGRAMS ......................................................................   6

6.   TRADEMARKS AND SERVICE MARKS ..............................................................................   7

7.   GENERAL BUSINESS REQUIREMENTS .............................................................................   7

8.   APPOINTMENT OF SUCCESSOR AND REPLACEMENT DEALERS ..........................................................   8

9.   TERMINATION OF AGREEMENT ..................................................................................   9

10.  RIGHTS, OBLIGATIONS AND DEALINGS UPON TERMINATION .........................................................  12

11.  GENERAL PROVISIONS ........................................................................................  15

12.  DEFINITIONS ...............................................................................................  17

               HONDA AUTOMOBILE DEALER SALES AND SERVICE AGREEMENT
                               STANDARD PROVISIONS

The following Standard Provisions are, by reference, incorporated in and made a part of the Honda Automobile Dealer's Sales and Service Agreement. These Standard Provisions accompany the Honda Dealer's Sales and Service Agreement which has been executed on behalf of both American Honda and Dealer.

1.       THE OBLIGATIONS OF AMERICAN HONDA

         1.1. It is the obligation of American Honda to supply to Dealer, and to all authorized dealers, Honda Products in a fair and reasonable manner in order that Dealer may conduct Dealership Operations in a businesslike manner. In fulfilling this obligation, Honda Products may be supplied either on the basis of dealer order or on the basis of allocation, depending on market conditions and availability. There are numerous factors which affect the availability of Honda Products. Among those factors are component availability and production capacity, consumer demand, strikes and other labor troubles, weather and transportation conditions, and government regulations. Because such factors affect individual dealer supply, Amercian Honda necessarily reserves discretion in accepting orders and allocating and distributing Honda Products, and its judgment and decision in such matters will be final.

         1.2. To assist Dealer in the fulfillment of its obligations under the Agreement, which it has as a retail seller of Honda Products, American Honda agrees to provide Dealer sales, service and parts support.

                  1.2.A. To assist Dealer in fulfilling its sales responsibility, American Honda agrees to offer general and specialized product information and to provide field sales personnel to advise and counsel Dealer's sales organization on sales-related subjects such as merchandising, training and sales management.

                  1.2.B. To assist Dealer in fulfilling its service and parts responsibilities, American Honda agrees to offer, or cause to be offered, general and specialized service and parts training courses. Based on the service training needs of Dealer's service personnel, to be determined by American Honda with the assistance of Dealer, Dealer agrees to have members of Dealer's service organization attend such courses. Further, American Honda agrees to make available to Dealer field service personnel capable of advising and counseling Dealer's service personnel on service-related subjects, including product quality, technical adjustments, repairs and replacement of product components, recall, product improvement or product update campaigns which American Honda may conduct, owner complaints, warranty administration, service and parts merchandising, and training and service management.

         1.3. To assist Dealer in planning, establishing and maintaining the Dealership Premises, American Honda will, at its sole option, make available to Dealer, upon request, sample copies of building layout plans or facility planning recommendations, including sales, service and parts space and the placement, installation and maintenance of recommended signs. In addition, representatives of American Honda will be available to Dealer from time to time to counsel and advise Dealer and its personnel in connection with Dealer's planning and equipping the Dealership Premises.

         1.4. American Honda agrees to make available to Dealer, at reasonable cost, such sales, service and parts manuals, brochures, special service tools and equipment and other data for Honda Products as American Honda deems necessary for Dealership Operations.

         1.5. American Honda agrees to maintain a nationwide system of authorized dealers of Honda Products. In order that those authorized dealers may be assured of the benefits of comprehensive advertising of Honda Products, American Honda agrees to establish and maintain general advertising programs in such manner and amount as it may deem appropriate and will make sales promotion and campaign materials available to Dealer.

         1.6. American Honda agrees to compensate Dealer for the labor and parts used by Dealer in performing its obligations under any American Honda warranty and in connection with any recall, product improvement or product update campaign which American Honda may undertake and require Dealer to perform. Such compensation will be in such reasonable amounts, and pursuant to such requirements and instructions, as American Honda shall establish from time to time, and such compensation shall constitute full and complete payment by Amercian Honda to Dealer for such work.

         1.7. American Honda agrees to assume the defense of Dealer and to indemnify Dealer against any money judgment, less any offset recovered by Dealer, in any lawsuit naming Dealer as a defendant, where such lawsuit relates to: (a) an alleged breach of any Honda warranty relating to Honda Products; (b) bodily injury or property damage claimed to have been caused by a defect in the design, manufacture or assembly of a Honda Product prior to delivery thereof to Dealer (other than a defect which could have been detected by Dealer in a reasonable inspection); or (c) a misrepresentation or misleading statement of American Honda; provided, however, that if any information discloses the possibility of Dealer error or omission in servicing or otherwise (including but not limited to Dealer not having performed all recalls of which Dealer has notice on the Honda Product involved in the lawsuit if the defect subject to the recall is alleged or contended to be a contributing cause of the breach of warranty, injury or damage which is the subject matter of the lawsuit), or should it appear that the Honda Product involved in such lawsuit had been altered by or for Dealer, or if Dealer has violated any of the provisions of this Paragraph 1.7, then Dealer will immediately obtain its own counsel and defend itself, and American Honda will not be obligated to defend or indemnify Dealer further. Dealer will promptly notify American Honda of any claim which Dealer will assert American Honda might be obligated to defend under this Paragraph 1.7. American Honda will have not less than thirty (30) days to conduct a reasonable investigation to initially determine whether or not American Honda is obligated to defend under this Paragraph
                  1.7. Dealer will take the steps necessary to protect its own interests involved in the lawsuit until American Honda assumes the active defense of Dealer. American Honda will, upon assuming the defense of Dealer, reimburse Dealer for all attorneys' fees or court costs incurred by Dealer from the date of the tender. American Honda, upon assuming Dealer's defense, will have the right to retain and direct counsel of its own choosing, and Dealer will cooperate in all matters during the course of defending the lawsuit. If, upon final judgment in a lawsuit, it is determined that American Honda wrongfully failed or refused to defend Dealer, American Honda will reimburse Dealer for all costs and attorneys' fees incurred by Dealer from the date of the tender of defense.

2.       SALE OF HONDA PRODUCTS TO DEALER.

         2.1. To the extent that Honda Products are the subject of dealer order, such orders will be submitted and processed in accordance with procedures established by American Honda. No order will be binding on American Honda, as evidenced by either the issuance of an invoice or shipment of the ordered Honda Products, and any such order may be accepted in whole or in part. All orders by Dealer will be deemed firm orders and binding upon the Dealer, except that at any time prior to acceptance, an order may be canceled by Dealer by giving actual notice to American Honda in writing of the desire by Dealer to cancel such order.

         2.2. While it is the intent of American Honda to provide Honda Automobiles to Dealer in such quantities and types as are ordered by Dealer, American Honda and Dealer recognize that Honda Automobiles may not always be available in desired quantities. It is therefore understood and agreed that American Honda, at its sole election, will have the right to allocate Honda Automobiles among authorized dealers of Honda Products in a fair and reasonable manner. American Honda will provide to Dealer an explanation, in writing, of any allocation system it may adopt.

         2.3. American Honda will have the right at any time and from time to time to establish and revise prices and other terms, including payment by Dealer, for its sales of Honda Products to Dealer. Revised prices, terms or provisions will apply to the sale of any Honda Products as of the effective date of the revised prices, terms or provisions, even though a different price or different terms may have been in effect at the time such Honda Products were allocated to or ordered by Dealer.

         2.4. American Honda will have the right to select the distribution points and the mode of transportation and may pay carriers for all charges in effecting delivery of Honda Products to Dealer. Dealer agrees to pay to American Honda such charges for delivery as American Honda may assess. Subject to the terms of sale which may be established from time to time by American Honda, risk of loss to Honda Products will pass to Dealer upon tender of the Honda Products to Dealer or its authorized agent, and title will pass to Dealer upon receipt by American Honda of payment.

         2.5. If Dealer should fail or refuse or for any reason be unable to accept delivery of any Honda Products ordered by Dealer, or if Dealer should request diversion of a shipment from American Honda, Dealer will be responsible for and pay to American Honda, promptly on demand, all costs and expenses incurred by American Honda in filling and shipping Dealer's order and by reason of such diversion, including costs of demurrage and storage, plus restocking charges as determined by American Honda. American Honda may direct that such returned Honda Products be delivered to another destination, but the amount charged Dealer for return to such other destination will not be greater than the costs and expenses of returning such Honda Products to their original place of shipment plus any demurrage, storage and restocking charges.

         2.6. As between American Honda and Dealer, American Honda assumes responsibility for damage to Honda Products caused prior to delivery to Dealer or its authorized agent.

         2.7. American Honda will not be liable in any manner for delay or failure in supplying any Honda Products where such delay or failure is the result of any event beyond the control of American Honda. Such event may include, but is not limited to, any law or regulation or any acts of God, foreign or civil wars, riots, interruptions of navigation, shipwrecks, fires, strikes, lockouts, or other labor troubles, embargoes, blockades, demand for, or delay or failure of any supplier to deliver or in making delivery, of Honda Products.

         2.8. American Honda reserves the right at any time to change or modify, without notice, any specification, design or model of Honda Products. In the event of any change or modification with respect to any Honda Products, Dealer will not be entitled to have such or similar change or modification made with respect to any other Honda Products, except as may be required by applicable law. American Honda may, however, in its sole discretion, make such changes or modifications to all Honda Products in its inventory or control, whether or not invoiced to Dealer. No such change will be considered a model year change unless specified by American Honda.

         2.9. American Honda may at any time discontinue, without obligation to Dealer or Dealer's customers, the sale of any Honda Products, or models or lines thereof or any other items, goods or services. Further, American Honda will have no obligation, under any circumstances, to accept orders for any Honda Products which are not in current inventory.

3.       THE OBLIGATIONS OF DEALER.

         3.1. It is the obligation of Dealer to promote and sell, at retail, Honda Products, and to promote and render service, whether or not under warranty, for those products within the Dealer's Primary Market Area.

         3.2. Dealer's performance of its sales obligations for Honda Products will be evaluated by American Honda on the basis of such reasonable criteria as American Honda may develop from time to time, including, but not limited to, such reasonable sales objectives as American Honda may establish and a comparison of Dealer's sales performance with other authorized dealers of Honda Products.

         3.3. To enable Dealer to fulfill its obligations satisfactorily, Dealer agrees to establish and maintain an adequate and trained sales and customer relations organization. Dealer further agrees to establish and maintain a complete service and parts organization, including a qualified service manager and a qualified parts manager and a number of competent service and parts personnel adequate to care for the service obligations to be performed by Dealer under the Agreement.

         3.4. Dealer agrees to acknowledge, investigate and resolve satisfactorily all complaints received from owners of Honda Products in a businesslike manner in order to secure and maintain the goodwill of the public. Any complaint received by Dealer which, in the opinion of Dealer, cannot be readily remedied, shall be promptly reported to American Honda by Dealer.

         3.5. Dealer agrees that it will not make any misrepresentations or misleading statements regarding the items making up the total selling price of Honda Products or as to the prices or charges relating to such items. With the understanding that Dealer is the sole judge of the price at which it sells Honda Products, dealer recognizes that a retail customer has the right to purchase Honda Automobiles without being required to purchase any optional equipment or accessories which the purchaser does not want or order unless such equipment or accessories are required under applicable laws or regulations.

         3.6. Dealer agrees to make certain that all Honda Products sold by it have received predelivery services and inspection in accordance with applicable procedures and directives issued by American Honda. Dealer further agrees that all Honda Products sold by it will be in proper operating condition prior to delivery to any customer. To enable Dealer to fulfill its obligations in this regard, Dealer agrees that an appropriate number of its service personnel will be fully qualified to perform all necessary predelivery service and inspection.

         3.7. Dealer agrees to comply with, and operate consistent with, all applicable provisions of the National Traffic and Motor Vehicle Safety Act of 1966 and the Federal Clean Air Act, as amended, including such applicable rules and regulations as may be issued thereunder, and all other applicable federal, state and local motor vehicle safety and emission control requirements. In the interests of motor vehicle safety and emission control, American Honda agrees to provide to Dealer, and Dealer to American Honda, such information and assistance as may reasonably be requested by the other in connection with the performance of obligations imposed on either party by the National Traffic and Motor Vehicle Safety Act of 1966 and the Federal Clean Air Act, as amended, and the rules and regulations issued thereunder, and all other applicable federal, state and local motor vehicle safety and emission control requirements.

         3.8. Dealer agrees to conduct a used vehicle operation at or in connection with the Dealership Premises, to the extent reasonably required to enhance the opportunity for sales of Honda Automobiles.

         3.9. American Honda and Dealer recognize that it may be necessary for American Honda to formulate new or different policies or directives to meet new or changing technology, laws or circumstances. In the operation of Dealer's business and in the sale and promotion of Honda Products, in rendering service and in all other activities of the Dealership Operations, Dealer will follow all reasonable directives, suggestions and policies of American Honda. All written directives, suggestions and policies of American Honda contained in any of its bulletins or manuals, which are in effect as of the date of the Agreement or are issued thereafter, will be deemed a part of the Agreement.

         3.10. Dealer agrees that it will, at all times, maintain in effect all licenses required for Dealership Operations and for the Dealership Premises.

         3.11. Dealer agrees that it will comply with all laws, rules, regulations and guides relating to the conduct of its business.

         3.12. Dealer agrees that it will perform any and all warranty, recall, product improvement or product update service in compliance with instructions and directives issued by American Honda, regardless of where the Honda Product involved was purchased. To protect and maintain the goodwill and reputation of Honda Products and the Honda Trademarks, Dealer agrees that it will not charge any customer for warranty service or any work done in connection with such warranty, recall, product improvement or update or any other service as to which Dealer is reimbursed by American Honda.

         3.13. Dealer fully understands that the success of its Dealership Operations depends to a great extend upon the amount of net working capital, owner's equity, flooring and lines of credit which Dealer maintains. Accordingly, for the benefit of both American Honda and Dealer, Dealer agrees that it will, at all times, pay for Honda Products promptly and, to do so, maintain its minimum net working capital, owner's equity, flooring and lines of credit in the amounts specified in Paragraph G of the Agreement. American Honda will have the right, reasonably, to specify an increased amount of minimum net working capital, owner's equity, flooring, or lines of credit to be used in Dealership Operations and Dealer agrees promptly to establish and maintain the increased amount. Dealer and

                  American Honda agree to execute such new documents as American Honda may reasonably require to evidence revised capital requirements.

         3.14. Dealer agrees to assume the defense of American Honda and to indemnify American Honda against any money judgment, less any offset recovered by American Honda, in any lawsuit naming American Honda as a defendant where such lawsuit relates to:
                  (a) an alleged failure by Dealer to comply, in whole or in part, with any obligation assumed by Dealer pursuant to the Agreement, (b) Dealer's alleged negligent or improper repairing or servicing of Honda Products, or such other motor vehicles or equipment as may be sold or serviced by Dealer,
                  (c) Dealer's alleged breach of any contract between Dealer and Dealer's customer or (d) Dealers alleged misrepresentation or misleading statement, either direct or indirect, to any customer of Dealer. American Honda may, at its sole option and at its expense, participate in defending any such lawsuit.

4.       WARRANTY.

         4.1. Dealer understands and agrees that the only warranties that will be applicable to Honda Products will be such written warranty or warranties as may be furnished by American Honda. Except for its express liability under such written warranties, American Honda neither assumes nor authorizes any other person or party to assume for it any other obligation or liability in connection with any Honda Product or component thereof.

         4.2. Dealer agrees that it will expressly incorporate any warranty furnished by American Honda with a Honda Automobile as a part of each order form or other contract for the sale of such Honda Automobile by Dealer to any buyer. Dealer further agrees that it will deliver to the buyer of all Honda Products, at the time of delivery of such Honda Products, copies of such applicable warranties as may be furnished by American Honda. Dealer agrees to abide by and implement in all other respects American Honda's warranty procedures in effect at the time of Dealer's sale.

5.       ADVERTISING AND PROMOTIONAL PROGRAMS.

         5.1. Dealer agrees to develop and actively utilize programs for the advertisement and promotion of Honda Products and its servicing of such products. Such programs will include the prominent display and use or demonstration of Honda Automobiles. Dealer further agrees to cooperate with all reasonable promotional programs developed by American Honda.

         5.2. Dealer agrees that it will not advertise, promote or trade in Honda Products or the servicing thereof in such a manner as to injure or be detrimental to the goodwill and reputation of American Honda and the Honda Trademarks. Dealer further agrees that it will not publish or otherwise disseminate any advertisement or announcement or use any form or media of advertising which is objectionable to American Honda. Dealer agrees to discontinue immediately any advertisement or form of advertising deemed objectionable upon request of American Honda.

         5.3. Subject to applicable federal, state or local ordinances, regulations and statutes, Dealer agrees to erect and maintain, at the Dealership Location, at Dealer's expense, authorized product and service signs of types required by American Honda, as well as such other authorized signs as are necessary to advertise the Dealership Operations effectively and as are required by American Honda.

6.       TRADEMARKS AND SERVICE MARKS.

         6.1. Dealer agrees that American Honda has the exclusive right to use and to control the use of the Honda Trademarks and but for the right and license granted by Paragraph 6.2 hereof to use and display the Honda Trademarks, Dealer would have no right to use the same.

         6.2. Dealer is hereby granted the nonexclusive right and license to use and display the Honda Trademarks at the Dealership Premises. Such use or display is limited to that which is necessary in connection with the sale, offering for sale and servicing of Honda Products at retail at the Dealership Location. Dealer agrees that it will promptly discontinue the use of any of the Honda Trademarks or change the manner in which any of the Honda Trademarks is used when requested to do so by American Honda.

         6.3. American Honda and Dealer recognize that Dealer is free to sell Honda Products to customers wherever they may be located. However, in order that American Honda may establish and maintain an effective network of authorized dealers for the sale and service of Honda Products, Dealer specifically agrees that it will not display Honda Trademarks, or, either directly or indirectly, establish any place or places of business for the conduct of any of its Dealership Operations except at the locations and for the purpose described in Paragraph E of the Agreement without the prior written approval of American Honda. Dealer further agrees that the rights and license granted by Paragraph 6.2 hereof will be automatically canceled upon a change in the location of the Dealership Location unless such change in location was previously approved in writing by American Honda. Dealer further agrees that such right and license terminates with the termination of the Agreement.

         6.4. If Dealer refuses or neglects to keep and perform its obligations assumed under this Article 6 or under paragraph
                  10.3 hereof, Dealer will reimburse American Honda for all costs, attorneys' fees and other expenses incurred by American Honda in connection with any action to require Dealer to comply therewith.

         GENERAL BUSINESS REQUIREMENTS.

         7.1. It is to the mutual benefit of Dealer and American Honda that uniform accounting systems and practices be maintained by authorized dealers. Accordingly, Dealer agrees to maintain such systems and practices as are required by American Honda. In the event Dealer engages in the sale of any other product, Dealer agrees to maintain and keep separate records and books relating to the sale and servicing of Honda Products.

         7.2. Dealer agrees to furnish monthly to American Honda, on or before the times designated by American Honda, on forms prescribed by American Honda, a complete and accurate financial and operating statement covering the preceding month and calender-year-to-date operations and showing the true and accurate condition of Dealership Operations. Financial statements and other business information furnished to American Honda will not be submitted to any third party unless authorized by Dealer or required by law, or the information is pertinent to a proceeding in which American Honda and Dealer are parties.

         7.3. Dealer agrees to keep complete and current records regarding the sale and servicing of Honda Products and to prepare for American Honda such reports, based on those records, as American Honda may reasonably request. In order that policies and procedures relating to the applications for reimbursement for warranty and other applicable work and for other credits or reimbursements may be applied uniformly to all authorized dealers, Dealer agrees to prepare, keep current and retain records in support of requests for reimbursement or credit in accordance with policies and procedures designated by American Honda.

         7.4. Dealer agrees to permit, during reasonable business hours, American Honda, or its designee, to examine, audit, reproduce and take copies of all reports, accounts and records pertaining to the sale, servicing and inventorying of Honda Products, including, but not limited to, records in support of claims for reimbursement or credit from American Honda, and with the prior approval of Dealer, which approval will not be unreasonably withheld, to interview Dealer employees with respect thereto.

         7.5. Dealer agrees that Dealership Operations will be conducted in the normal course of business during and for not less than the days of the week and hours of the day customary for automobile dealerships in the Primary Market Area.

         7.6. Dealer agrees and understands that any retail price which may be suggested by American Honda is merely a suggested price, and Dealer has no obligation to sell any Honda Products at such price. Dealer further understands and agrees that it is the sole judge of the price at which it sells Honda Products and the price it charges others for service, subject only to applicable local, state and federal laws, rules and regulations.

         7.7. Dealer understands and agrees that it will be responsible for and will pay any and all taxes, whether sales, use or excise, and all other governmental or municipal charges imposed upon the sale of Honda Products by American Honda to Dealer and will maintain accurate records of the same, which records will be available to American Honda, or its designee, during regular business hours for inspection.

         7.8. Dealer understands and agrees that, while it has responsibility for the promotion and retail sale and servicing of Honda Products within the Primary Market Area, it has no territorial exclusivity. Further, American Honda reserves the right, based upon reasonable criteria, to appoint other authorized dealers of Honda Products in the Primary Market Area.

8.       APPOINTMENT OF SUCCESSOR AND REPLACEMENT DEALERS.

         8.1. The parties recognize that Honda Products are marketed through a system of authorized dealers developed by American Honda and that customers and American Honda have a vital interest in the preservation and efficient operation of the system. American Honda has the responsibility of continuing to administer the system and of selecting the most suitable dealer candidate in each circumstance. Accordingly, Dealer agrees that American Honda has the right to select each successor and replacement dealer and to approve its owners and principal management and the location of dealership facilities. Further, Dealer agrees to provide written notice to American Honda of any potential change in the involvement, ownership or management specified in Paragraphs C and D of the Agreement. No change affecting such involvement, ownership or management will be made without the prior written approval of American Honda, which approval will not be unreasonably withheld.

         8.2. Upon Dealer's request, American Honda will execute with Dealer a Successor Addendum designating proposed Dealer operators or owners of a successor dealer to be established if the Agreement expires or is terminated because of death or incapacity. The request must be executed by all persons identified in Paragraph C of the Agreement and all proposed dealer operators or owners and be submitted to American Honda prior to such death or incapacity; provided that such proposed dealer operators or owners must be acceptable to American Honda.

         8.3. Dealer, but not American Honda, may cancel any executed Successor Addendum. If American Honda notifies Dealer that it does not plan to permit Dealership Operations to continue at the Dealership Location, American Honda shall have no obligation to execute a new Successor Addendum.

         8.4. If the Agreement expires or is terminated because of death or incapacity and Dealer and American Honda have not executed a Successor Addendum, the remaining owners, successors or heirs may propose a successor dealer entity to continue Dealership Operations at the Dealership Location. Such proposal must be made within thirty days of the event causing expiration or termination by submitting a written proposal to American Honda. Such proposal will be accepted by American Honda if it does not introduce new owners or if the proposed new owners are acceptable to American Honda.

         8.5. Any successor dealer entity approved by American Honda pursuant to this Article 8 must establish that it can conduct Dealership Operations in an efficient and businesslike manner. Such successor dealer entity will have one year to meet reasonable performance criteria established from time to time by American Honda. In the event such successor dealer entity fails to meet those criteria, such failure will be separate grounds for termination of the Agreement.

9.       TERMINATION OF AGREEMENT.

         9.1. The Agreement may be terminated, at any time, by mutual agreement of American Honda and Dealer.

         9.2. Dealer may terminate the Agreement, at any time, by giving American Honda notice of such termination. Such termination shall be effective upon the date specified by Dealer, or if no date is specified, then upon receipt by American Honda of such notice.

         9.3. American Honda may terminate the Agreement, at any time, by serving on Dealer a written notice of such termination by certified or registered mail to Dealer at the Dealership Premises. Subject to other provisions of the Agreement, termination will be effective ninety (90) days after mailing of such notice to dealer or such longer period as American Honda may specify; provided, however, that termination will be effective ten (10) days after mailing if for an occurrence of any circumstance referred to in Paragraphs 9.4.A, 9.4.B, 9.4.J or 9.4.M hereof.

         9.4. It is recognized that each of the following grounds is within control of Dealer or originates from action taken by Dealer or its employee(s) and is contrary to the spirit and objectives of the Agreement. Therefore, American Honda may terminate the Agreement upon the occurrence of any of the following:

                  9.4.A Failure by Dealer to secure and continuously maintain any license necessary for the conduct by Dealer of its business pursuant to the Agreement or the termination or expiration without renewal, or suspension or revocation of any such license for any reason whatsoever, whether or not license is reinstated.

                  9.4.B. Any change, transfer or attempted transfer by Dealer or any Dealer Owner, voluntarily or by operation of law, of the whole or any part of the Agreement or any interest or legal or beneficial ownership therein or any right or obligation thereunder, directly or indirectly, such as, for example only, by way of a sale of an underlying ownership interest in Dealer or the Dealership Premises or a change in the persons having control or managerial authority, without prior written consent of American Honda. Any purported change, transfer or assignment shall be null and void and not binding on American Honda.

                  9.4.C. Any dispute, disagreement, controversy or personal difficulty between or among Dealer Owners or in the management of Dealer which, in American Honda's opinion, may adversely affect the conduct of Dealer's business, or the presence in the management of Dealer of any person who, in American Honda's opinion, does not have or no longer has requisite qualifications for his position.

                  9.4.D. Impairment of the reputation or the financial standing of Dealer or of any Dealer Owner subsequent to the execution of the Agreement; or the ascertainment by American Honda of any facts existing at or prior to execution of the Agreement which tend to impair such reputation or financial standings; or the failure of Dealer continuously to meet American Honda's minimum requirements of net working capital, owner's equity or line(s) of credit.

                  9.4.E. Failure by Dealer to pay, within ten (10) days after written demand from American Honda, any delinquent accounts or other monies due to American Honda from Dealer.

                  9.4.F. Submission or participation in the submission to American Honda of any false or fraudulent statement, application, report, request for issuance of reimbursement, compensation, refund or credit, including but not limited to any false or fraudulent claim for warranty work, labor rate, set-up reimbursement or warranty coverage.

                  9.4.G. Use by Dealer of any deceptive or fraudulent practice, whether willful, negligent or otherwise, in the sale of any Honda Product.

                  9.4.H. Any conviction in any court of original jurisdiction of Dealer or any Dealer Owner or any employee of the Dealership Operations for any crime or violation of any law if, in the opinion of American Honda, such conviction or violation may adversely affect the conduct of the Dealership Operations or tend to be harmful to the goodwill of American Honda or to the reputation of Honda Products or the Honda Trademarks, or the violation or refusal or neglect of Dealer to comply with the provisions of the National Traffic and Motor Vehicle Safety Act of 1966, as amended, or the Clean Air Act, or any rules, regulations or standards under either of said Acts, including but not limited to performance of any product update or recall operation as directed by American Honda.

                  9.4.I. Dealer's entering into any agreement, combination, understanding or contract, oral or written, with any other corporation, person, firm or other legal entity for the purpose of fixing prices of Honda Products or otherwise violating any law.

                  9.4.J. Dealer's abandonment of Dealership Premises or failure to maintain Dealership Operations as a going business, open during customary business hours for the days and hours as are customary for automobile dealerships in the Primary Market Area, provided such failure is not due to causes beyond Dealer's control. Failure of the Dealership Premises to remain open for seven (7) consecutive days will constitute, without more, such abandonment.

                  9.4.K. Death or incapacity of any Dealer Owner or Dealer Manager, subject to the provisions of Article 8.

                  6.4.L. Failure of Dealer to make improvements, alterations or modifications of its Dealership Premises which are required to meet reasonable facility requirements of American Honda or which Dealer has agreed or represented to American Honda that Dealer will make or do.

                  9.4.M. The movement of Dealership Premises to a new location or the establishment of an additional location for the sale or service of any Honda Products without the prior written approval of American Honda.

                  9.4.N. The failure of Dealer to provide adequate representation, promotion, sales or service, including warranty work, of any Honda Products.

                  9.4.O. Dealer's breach of any provision of the Agreement or Dealer's failure to comply with any contained in the Agreement.

         9.5. The Agreement will also be terminated upon written notice by American Honda in the event:

                  9.5.A. Of termination of American Honda's distribution agreement as a Honda Automobile distributor.

                  9.5.B. Of withdrawal by American Honda from the market in which Dealer is located.

                  9.5.C. American Honda will, for any reason, discontinue the distribution of Honda Automobiles.

         9.6. Upon the occurrence of any of the following facts or circumstances, the Agreement will terminate automatically, without notice or other action by American Honda or Dealer; and upon such termination, any dealings between American Honda and dealer will be on a day-to-day basis at the sole option of American Honda and may be discontinued at any time by American Honda:

                  9.6.A.   Insolvency by any definition of Dealer, or

                  9.6.B. The existence of facts or circumstances which would allow the voluntary commencement by Dealer, or the involuntary commencement against Dealer, of any proceedings under any bankruptcy act or law or under any state insolvency law; or

                  9.6.C. The appointment of a receiver or other officer having similar powers for Dealer or the Dealership Premises; or

                  9.6.D. Any levy against Dealer under attachment, garnishment or execution similar process which is not within ten
                           (10) days vacated or removed by payment or bonding.

         9.7. American Honda may select any applicable provision under which it elects to terminate the Agreement and give notice thereunder, notwithstanding the existence of any other grounds for termination or the failure to refer to such other grounds in the notice of termination. The failure by American Honda to specify additional ground(s) for cancellation in its notice will not preclude American Honda from later establishing that termination is also supported by such additional ground(s).

         9.8. The acceptance by American Honda of orders from Dealer or the continued sale of Honda Products to Dealer or any other act or course of dealing of American Honda after termination of the Agreement will not be construed as or deemed to be a renewal of the Agreement for any further term or a waiver of such termination. Any dealings after termination will be on a day-to-day basis.

         9.9. In all cases, Dealer agrees to conduct itself and Dealership Operations until the effective date of termination and after termination or expiration of the Agreement, so as not to injure the reputation or goodwill of the Honda Trademarks or American Honda.

10.      RIGHTS, OBLIGATIONS AND DEALINGS UPON TERMINATION.

         10.1. Upon the mailing of a written notice of termination or after date of the expiration of the Agreement without renewal, American Honda will have the right to cancel all pending orders of Dealer for Honda Products, special tools and equipment, whether previously accepted by American Honda or not, except as specifically otherwise provided in this Section
                  10. Notwithstanding the foregoing, if American Honda chooses to fill any orders, it will not be obligated to fill any other orders and will not be precluded from changing the terms of any sale.

         10.2. Not later than the effective date of the termination or expiration of the Agreement, Dealer will cease to hold itself out as being authorized to sell Honda Products and will discontinue selling Honda Products or performing service as an authorized dealer.

         10.3. In addition to the requirements of Section 10.2, not later than the effective date of the termination or expiration of the Agreement, Dealer will, at its sole expense, discontinue any and all uses of any Honda Trademarks and any words, symbols and marks which are confusingly similar thereto; will remove all signs bearing any Honda Trademark and will destroy all stationery, repair orders, advertising and solicitation materials, and all other printed matter bearing any Honda Trademark or referring directly or indirectly to American Honda or Honda Products in any way which might make it appear to members of the public that Dealer is still an authorized dealer. The foregoing will include, but not be limited to, discontinuing the use of a Honda Trademark as part of Dealer's business and corporate name. Dealer will also deliver to American Honda, at American Honda's place of business, or to a person designated by American Honda, or will destroy the same upon request by American Honda, any and all technical or service literature, advertising and other printed material then in Dealer's possession which relates to Honda Products and which was acquired or obtained by Dealer from American Honda. Dealer will destroy any sign bearing a Honda Trademark which has not been repurchased by American Honda.

         10.4. In the event the Agreement is terminated pursuant to the provisions of paragraph 9.3 hereof, upon request of American Honda for copying Dealer's records of predelivery service, warranty service, recall or update service or other service of Honda Products. In the event the Agreement is terminated pursuant to the provisions of paragraphs 9.1 or 9.2 hereof, upon the request of

                  American Honda, Dealer will deliver to American Honda copies of such Dealer records.

         10.5. Dealer may, at any time within five (5) days after the effective date of termination or expiration of the Agreement, notify American Honda in writing of Dealer's desire to have American Honda repurchase from Dealer Honda Products in Dealer's inventory which were purchased from American Honda and which, when American Honda accepts sole possession:

                  10.5.A. In the case of Honda Automobiles, are new and of the then current model year, as designated by American Honda, unused, undamaged and in first-class resalable condition, regardless of whether or not American Honda has exercised its right of inspection; and

                  10.5.B. In the case of Honda Parts are new, listed as current in the Parts Price Book, unused, undamaged, in their original package and in first-class resalable condition.

         10.6. Upon termination or expiration without renewal, upon request of Dealer given no later than five (5) days after the effective date of termination or expiration, American Honda will repurchase all signs which use a Honda Trademark as were authorized in advance by American Honda and all service information and materials, special tools and equipment designed specifically for service of Honda Automobiles and which were purchased from American Honda and are usable on current Honda Products, provided that such signs, information, materials, tools and equipment are less than five (5) years old and are in good working order.

         10.7. American Honda will repurchase from Dealer Honda Products and signs, information, materials, tools and equipment as aforesaid on the condition that Dealer furnishes an inventory to American Honda within thirty (30) day after the termination or expiration without renewal of the Agreement and complies strictly with all procedures and conditions of repurchase issued by American Honda at the time of repurchase. American Honda will have the right and option to assign to another person or entity the right to purchase such Honda Products.

                  10.7.A. The price for Honda Products, other than tools, equipment, information, materials and signs, will be the price at which they were originally purchased by Dealer from American Honda or the price last established by American Honda for the sale of identical Honda Products, whichever may be lower, and in either case will be less all prior refunds and allowances made by American Honda with respect thereto, if any. The price for tools, equipment, information, materials and signs will be the price paid by Dealer reduced by straight-line depreciation on the basis of a useful life of five (5) years. In all cases, the price will be reduced by any applicable restocking charge which may be in effect at the time American Honda's receipt of goods to be repurchased.

                  10.7.B. Dealer agrees to store Honda Products and other items which American Honda desires or is obligated to repurchase until receipt from American Honda of rejection of repurchase or instructions for shipping and return to American Honda. Dealer agrees to strictly follow and abide by all instructions for return as may be issued from time to time by American Honda. All Honda Products will be properly and suitably packaged and containered for safe transportation to American Honda. All damage, regardless of nature or cause, will be the responsibility of Dealer until the Honda Products are inspected and accepted by

                           American Honda for repurchase. Storage of such Honda Products and other items will be at Dealer's expense for a period of ninety (90) days after Dealer requests repurchase and provides an inventory as provided by paragraphs 10.6 and 10.7 hereof. Thereafter, Dealer will be entitled to charge American Honda a reasonable storage charge.

                  10.7.C. American Honda, or its designee, at such reasonable time and for such a reasonable period of time as American Honda may determine, will have the right to enter the premises where items for repurchase are being held for the purpose of checking the inventory submitted by Dealer or examining, inspecting and inventorying any and all Honda Products. If American Honda agrees to repurchase and Dealer fails to furnish an inventory, Dealer will reimburse American Honda for all costs of American Honda taking an inventory.

                  10.7.D. Only those Honda Products meeting the requirements of Paragraphs 10.5 and 10.6 hereof are or will be eligible for return to American Honda. American Honda will not be obligated to give Dealer credit for any Honda Products which do not meet those requirements.

                  10.7.E. Dealer warrants and represents that all Honda Products tendered to American Honda for repurchase will be free of all liens, encumbrances, security interests or attachments at the time repurchase is requested by Dealer. Clear title will be vested in American Honda upon receipt of goods. Dealer will execute and deliver any documents necessary to vest clear title in American Honda, and Dealer will be responsible for complying with all applicable procedures, including but not limited to those relating to bulk transfers.

                  10.7.F. Dealer will pay all freight and insurance charges from Dealer to the place of delivery designated by American Honda, provided that Dealer will not be liable for any amount greater than the freight and insurance charges from Dealer to American Honda's closest automobile warehouse or parts center as American Honda may designate. Claims for damage or allegedly caused by any carrier will be the sole responsibility of Dealer, and in no event will American Honda be obligated to make a claim against a carrier or be liable to Dealer for damage.

                  10.7.G. As a condition of repurchase and notwithstanding any other agreement or offer to repurchase, payment for repurchase will first be applied against any obligations or money owed by Dealer to American Honda. All payment due from American Honda to Dealer pursuant to any provisions of the Agreement or in connection with the termination of the Agreement or in connection with the termination of the Agreement will be made by American Honda after receipt of the goods to be repurchased and after all debits and credits have been ascertained and applied to Dealer's accounts, and Dealer has delivered to American Honda the manufacturer's certificate of origin or other document of title for Honda Automobiles tendered to American Honda for repurchase. In the event it be found that a balance is due from Dealer to American Honda, Dealer will pay such sum to American Honda within ten (10) days of written notice of such balance.

11.      GENERAL PROVISIONS.

         11.1. Dealer acknowledges that only the President or a designated Vice President, Secretary or Assistant Secretary of American Honda is authorized to execute the Agreement, agree to any variation, modification or amendment of any of the provisions thereof, including authorized location, or to make commitments for or on behalf of American Honda. No other employee of American Honda may make any promise or commitment on behalf of American Honda or in any way bind American Honda. Dealer agrees that it will not rely on any statements or purported statements except from personnel as authorized hereinabove.

         11.2. The Agreement contains the entire agreement between Dealer and American Honda. Dealer acknowledges that no representations or statements other than those expressly set forth therein were made by American Honda or any officer, employee, agent or representative thereof, or were relied upon by Dealer in entering into the Agreement. The Agreement terminates and supersedes, as of the execution thereof, all prior agreements relating to Honda Products, if any.

         11.3. Dealer hereby waives, abandons and relinquishes any and all claims of any kind and nature whatsoever arising from or out of or in connection with any prior agreement entered into between Dealer and American Honda; provided, however, that nothing herein contained shall be deemed a release or waiver of any claim arising out of prior sales of Honda Products by American Honda to Dealer.

         11.4. The Agreement is personal to the individuals identified as principals, owner(s), partners or shareholder(s) in Paragraph
                  C. Neither the Agreement, nor any part hereof or any interest therein, may be transferred or assigned by Dealer, in whole or in part, directly or indirectly, voluntarily or by operation of law, without the prior written approval of American Honda. Any attempted transfer assignment will be void and not binding upon American Honda.

         11.5. All notices, notifications or requests under or pursuant to the provisions of the Agreement will be directed to the address of the principal places of business of the respective parties to the Agreement. If either party cannot effect notice at the place of business of the other because a party has abandoned its place of business or refuses to accept notice, then, and only in such case, notice may be served on American Honda through its designated agent for service of process and upon Dealer through the Department of Motor Vehicles (or its equivalent) in the state where the Dealership Location is authorized by American Honda.

         11.6. The waiver by either party of any breach or violation of or default under any provision of the Agreement will not be a waiver by such party of any other provision or of any subsequent breach or violation thereof or default thereunder. The failure or delay of either party to take prompt action upon any breach or violation of the Agreement will not be deemed a waiver of the right to take action for such breach, default or violation at any time in the future.

         11.7. Dealer agrees to keep confidential and not disclose, directly or indirectly, any information which American Honda designates as confidential.

         11.8. The Agreement is and shall be deemed to have been entered into in California and shall be governed by and construed in accordance with the laws of the State of California.

         11.9. If any provision of this Agreement should be held invalid or unenforceable for any reason whatsover or to conflict with any applicable law, the Agreement will be considered divisible as to such provisions, and such provisions will be deemed amended to comply with such law, or if it cannot be so amended without materially altering the tenor of the Agreement, then it will be deemed deleted from the Agreement in such jurisdiction, and in either case, the remainder of the Agreement will be valid and binding.

         11.10. The terms of the Agreement may not be modified except in writing signed by an authorized officer of the parties. Without limiting the generality of the foregoing, no course of dealing will serve to modify or alter the terms of the Agreement.

         11.11. Dealer is an independent business. The Agreement does not constitute Dealer the agent or legal representative of American Honda for any purpose whatsoever. Dealer is not granted any expressed or implied right or authority to assume or create any obligation on behalf of or in the name of American Honda or to bind American Honda in any manner or thing whatsover. Dealer has paid no consideration for the Agreement. Neither the Agreement nor any right granted under it is a property right.

         11.12. The expiration or termination of the Agreement will not extinguish any claims American Honda may have for the collection of money or the enforcement of any obligations which may be in the nature of continuing obligations.

12.      DEFINITIONS.

         12.1. American Honda means American Honda Motor Co., Inc. a California corporation, and the Honda Automobile Division that markets Honda Automobiles.

         12.2. Dealer means the person, firm, corporation, partnership or other legal entity that signs the Agreement and each of the persons identified in Paragraph C.

         12.3. Dealer Manager means the principal manager of Dealer identified in Paragraph D upon whose personal service American Honda relies in entering into the Agreement.

         12.4. Dealer Owner means the owner(s) of Dealer identified in Paragraph C upon whose personal service American Honda relies in entering into the Agreement.

         12.5. Dealership Location means the location approved by American Honda for the purpose of conducting Dealership Operations.

         12.6. Dealership Operations means all operations contemplated by the Agreement. These operations include the sale and service of Honda Products, and any other activities undertaken by Dealer related to Honda Products, including rental and leasing operations, used car sales and body shop operations, and finance and insurance operations, whether conducted directly or indirectly by Dealer.

         12.7. Dealership Premises means the facilities provided by Dealer at its Dealership Location for the conduct of Dealership Operations as approved by American Honda.

         12.8. Honda Automobiles means such new passenger cars as are from time to time offered for sale by American Honda to Dealer for resale as part of the Honda automobile line as defined by American Honda.

         12.9. Honda Parts means parts, accessories and optional equipment marketed by American Honda for use with Honda Automobiles.

         12.10.   Honda Products means Honda Automobiles and Honda Parts.

         12.11. Honda Trademarks means the various trademarks, service marks, names and designs which American Honda uses or is authorized to use in connection with Honda Products or services relating thereto.

         12.12. Primary Market Area means the geographical area designated for Dealer by American Honda from time to time.

         12.13. The Agreement means the Honda Automobile Dealer's Sales and Service Agreement and these Standard Provisions which are incorporated therein by reference.



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